Exhibit 99.5

July 24, 2023

Cheche Group Inc.

8/F, Desheng Hopson Fortune Plaza

13-1 Deshengmenwai Avenue

Xicheng District, Beijing 100088, China

Ladies and Gentlemen:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-4 (the “Registration Statement”) of Cheche Group Inc. (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately after the closing of the business combination as defined in the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Xiufang Li

Name: Xiufang Li